Exhibit 4.22

CLIFFORD CHANCE 高 偉 紳 律 師 行

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is not material and is likely to cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

DAQO NEW ENERGY CORP. 大全新能源公司

AS BORROWER

WITH

CHINA MERCHANTS BANK CO., LTD., HONG KONG BRANCH

AS LENDER

FACILITY AGREEMENT

CLIFFORD CHANCE 高 偉 紳 律 師 行

CLIFFORD CHANCE 高 偉 紳 律 師 行

33.	Enforcement	63
Schedule 1 Conditions Precedent		65
Schedule 2 Utilisation Request		67
Schedule 3 Timetables		68

THIS AGREEMENT is dated 22 February  2023 and made

BETWEEN:

(1)	DAQO NEW ENERGY CORP. 大全新能源公司 , an exempted company incorporated under the laws of the Cayman Islands with limited liability with company number 199732 (the "Borrower"); and
(2)	CHINA MERCHANTS BANK CO., LTD., HONG KONG BRANCH, a joint stock company incorporated in the People's Republic of China with limited liability (the "Lender").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Aggregate Repurchase Consideration" means, at any time, the aggregate amount of consideration actually paid or made (whether in cash or in kind, and including by way of set-off) by the Borrower on or after the date of this Agreement for the repurchase of any Listed Borrower Shares at that time, provided that (for the avoidance of doubt) any consideration paid or made by the Borrower before the date of this Agreement shall be excluded from the determination of Aggregate Repurchase Consideration.

"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act and all similar laws, rules and regulations relating to bribery, corruption or any similar practice issued, administered or enforced by the United States of America, the United Kingdom, the European Union or any of its member states, the PRC, Hong Kong or any other country or Governmental Agency.

"Anti-Money Laundering Laws" means all applicable financial recordkeeping and reporting requirements and the applicable anti-money laundering or counter terrorist financing laws and regulations of any jurisdiction, including, without limitation, the

U.S. Bank Secrecy Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA Patriot Act) and any other law or regulation governing such activities, and the rules and regulations promulgated thereunder, and any related or similar applicable rules, regulations, or guidelines, issued, administered or enforced by any other country or Governmental Agency.

"Anti-Terrorism Laws" means the USA Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on

Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued on 23 September 2001, as amended by Order 13268 (the "Executive Order") or any similar law enacted in any jurisdiction, including without limitation, the United States, the United Kingdom, the European Union or any of its member states, the PRC, Hong Kong or the United Nations.

"APLMA" means the Asia Pacific Loan Market Association Limited. "Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling three Months from the date of this Agreement.

"Available Commitment" means, save as otherwise provided in this Agreement, the Commitment minus:

(a)	the aggregate Base Currency Amount of any outstanding Loan (for such purpose taking into account the principal amount of each Loan when it is made and disregarding any subsequent reduction in such principal amount); and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of any Loan (other than the Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation.

"Base Currency" means US dollars.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) as adjusted to reflect any repayment or prepayment of that Loan.

"Borrower Shares" means the shares of the Borrower.

"Break Costs" means the amount (if any) by which:

(a)	the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in:
(i)	Hong Kong;
(ii)	New York; and
(iii)	the PRC; and
(b)	(in relation to the fixing of an interest rate for a Loan in the Base Currency) which is a US Government Securities Business Day.

"Charge over Accounts" means a Hong Kong law governed charge over accounts entered into or to be entered into between the Borrower and the Lender, in respect of the Designated Accounts (in form and substance satisfactory to the Lender).

"Charged Property" means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security.

"Commitment" means US$140,000,000, to the extent not reduced or cancelled pursuant to the terms of this Agreement.

"Commitment Fee" means the fees as described in Clause 11.1 (Commitment fee).

"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 23 (Disclosure of Information); or
(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(c)	is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney appointed by a Secured Party. "Designated Account" means either of:

(a)	the US dollar denominated account opened and maintained by the Borrower with the Lender with account number [***]; or
(b)	the RMB denominated account opened and maintained by the Borrower with the Lender with account number [***],

in each case, including any renewal, redesignation, replacement, subdivision or subaccount of such account from time to time.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution" means, in respect of any share or equity interest, any dividend or other payment or distribution of any kind on or in respect of or derived from such share or equity interest (whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise, including any distribution upon the liquidation, dissolution or winding up of the relevant entity), whether in cash or in kind and whether in the nature of income or capital.

"Distribution Proceeds" has the meaning given to that term in Clause 7.3 (Mandatory Prepayment – Distributions).

"EAR" means the US Export Administration Regulations.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"External Indebtedness" means any Financial Indebtedness which is denominated or payable by its terms, or at the option of the creditor in respect of such Financial Indebtedness, in a currency other than RMB.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices identified with the Lender's signature below or such other office as it may from time to time select by notice to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

"Finance Document" means this Agreement, any Utilisation Request, any Transaction Security Document, the Xinjiang Daqo Undertaking and any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(i)	any amount raised by the issue of redeemable shares;
(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and
(k)	(without any double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Fixed Interest Rate" means [***] per cent. per annum.

"GAAP" means generally accepted accounting principles in the US.

"Governmental Agency" means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Borrower, Xinjiang Daqo and their respective Subsidiaries from time to time.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Interest Payment Date" means, in relation to a Loan, the last day of each Interest Period of that Loan.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:
(i)	Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and
(b)	Term SOFR (as the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"Listed Borrower Shares" means those Borrower Shares which are listed on the New York Stock Exchange.

"Loan" means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

"Margin" means 0.85 per cent. per annum.

"Market Disruption Rate" means the percentage rate per annum which is the Reference Rate.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;
(b)	the ability of any of the Obligors to perform its obligations under the Finance Documents; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to, any of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

"New Lender" has the meaning given to that term in Clause 22 (Changes to the Parties).

"Obligors" means the Borrower and Xinjiang Daqo and "Obligor" means any one of them.

"Original Financial Statements" means the audited consolidated financial statements of the Group for the financial year ended 31 December 2021.

"Overnight SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Party" means a party to this Agreement.

"PRC" means the People's Republic of China which, for the purpose of this Agreement, does not include Hong Kong, the Special Administrative Region of Macau or Taiwan.

"Quotation Day" means in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loans market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Rate" means, in relation to any Loan in the Base Currency:

(a)	Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Related Parties" has the meaning given to such term in Clause 17.24 (Sanctions).

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Market" means:

(a)	in relation to any Loan in the Base Currency, the market for overnight cash borrowing collateralised by US Government securities; and
(b)	in relation to any Loan in RMB, the Hong Kong interbank market.

"Repayment Date" means, in relation to a Loan, the date falling six Months from the Utilisation Date of that Loan, provided that no Repayment Date for any Loan shall extend beyond the date falling 12 Months from the date of this Agreement.

"Repeating Representations" means each of the representations set out in Clause 17 (Representations), other than Clause 17.6 (Registration requirements), Clause 17.8 (Deduction of Tax), Clause 17.9 (No filing or stamp taxes) and Clause 17.22 (Ownership).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Required IRA Balance" means, in relation to each Designated Account and in respect of any date of determination (a "calculation date"), an amount equal to the aggregate amount of interest that is payable on the outstanding principal amount of the outstanding Loans made in the currency in which that Designated Account is denominated (the "Relevant Loans") (including, if the calculation date is a Utilisation Date, the principal amount of the Relevant Loans made or to be made on that calculation date) on each of the immediately succeeding Interest Payment Dates relating to those outstanding Relevant Loans, calculated:

(a)	on the basis of:
(i)	the rate of interest applicable to each of those outstanding Relevant Loans pursuant to Clause 8.1 (Calculation of interest) and
(ii)	the principal outstanding amount of each of those outstanding Relevant Loans as at such calculation date;
(b)	assuming for the purposes of such calculation that no repayment or prepayment of any Relevant Loan will be made on or before the immediately succeeding Interest Payment Date relating to that Relevant Loan.

"Restricted Party" means a person that is:

(a)	listed on, or owned or controlled (as such term is defined under the applicable Sanctions laws or regulations) by a person listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)	located in, resident in, incorporated or organised under the laws of, or owned or (directly or indirectly) controlled (as such term is defined under the applicable Sanctions laws or regulations) by, or acting on behalf of, a person located or resident in, incorporated or organised under the laws of any Sanctioned Jurisdiction;
(c)	a government of a Sanctioned Jurisdiction;
(d)	an agency or instrumentality of, or any entity directly or indirectly owned or controlled by, or a person acting on behalf of, a government of a Sanctioned Jurisdiction; or
(e)	otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Sanctioned Jurisdiction" means any country or territory that is the target of countrywide or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk People's Republic and Luhansk People's Republic regions of Ukraine as at the date of this Agreement).

"Sanctions" means any export control or economic or financial sanctions laws, regulations, trade embargoes, or other restrictive measures administered, enacted, implemented and/or enforced by:

(a)	the European Union;
(b)	the United Kingdom;
(c)	the United Nations;
(d)	the US;
(e)	Hong Kong;
(f)	the PRC; and
(g)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"), the Bureau of Industry and Security of the US Department of Commerce ("BIS"), the United States Department of State, and Her Majesty's Treasury ("HMT") and the Hong Kong Monetary Authority (together the "Sanctions Authorities"), including, without limitation, the EAR.

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Entity List maintained by BIS and the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

"Secured Party" means the Lender, any Receiver or any Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Share Price" means, in respect of a Trading Day:

(a)	in relation to the Borrower Shares, the official closing price per Borrower Share published by or on behalf of the relevant Stock Exchange for that Trading Day; and
(b)	in relation to the Xinjiang Daqo Shares, the official closing price per Xinjiang Daqo Share published by or on behalf of the relevant Stock Exchange for that Trading Day.

"Shareholder Loans" has the meaning given to that term in Clause 20.10 (Financial Indebtedness).

"Shareholders" means:

(a)	Mr. Xu Guangfu 徐广福; and
(b)	Mr. Xu Xiang 徐翔.

"Specified Time" means a time determined in accordance with Schedule 3 (Timetables). "Spot Rate of Exchange" means:

(a)	the Lender's spot rate of exchange; or
(b)	(if the Lender does not have an available spot rate of exchange) any publicly available spot rate of exchange selected by the Lender (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the Hong Kong foreign exchange market at or about 11 a.m. Hong Kong time on a particular day.

"Stock Exchange" means:

(a)	in relation to the Borrower Shares, the New York Stock Exchange; and
(b)	in relation to the Xinjiang Daqo Shares, the Shanghai Stock Exchange.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 12.1 (Tax definitions).

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Trading Day" means, in relation to a Stock Exchange, each day on which that Stock Exchange is scheduled to be open for trading for its regular trading sessions.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

"Transaction Security Document" means:

(a)	the Charge over Accounts;
(b)	any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or
(c)	any other document designated as such by the Lender and the Borrower.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and
(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"USD Equivalent" means in respect of any sum denominated in a currency other than US dollars, the equivalent thereof as calculated in accordance with paragraph (e) of Clause 1.2 (Construction).

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

"Xinjiang Daqo" means 新疆大全新能源股份有限公司 (Xinjiang Daqo New Energy Co., Ltd.), a company incorporated under the laws of the PRC with limited liability with unified social credit code 9165000056438859XD.

"Xinjiang Daqo Shares" means the shares of Xinjiang Daqo.

"Xinjiang Daqo Undertaking" means the PRC law governed undertaking issued or to be issued by Xinjiang Daqo to the Lender (in form and substance acceptable to the Lender), in relation to Distributions on the Xinjiang Daqo Shares owned by the Borrower.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the "Lender", any "Obligor", any "Secured Party" or any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;
(iv)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);
(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(viii)	a provision of law is a reference to that provision as amended or re- enacted; and
(ix)	a time of day is a reference to Hong Kong time.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
(e)	Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.
(f)	A reference to the deposit, transfer or withdrawal of any amount into or from a "Designated Account" or the "relevant Designated Account" refers to the Designated which is denominated in the same currency as that of the amount to be so deposited, transferred or withdrawn, or if no such account is available, the Designated Account described in paragraph (a) of the definition of "Designated Account" under Clause 1.1 (Definitions).
1.3	Currency Symbols and Definitions
(a)	"RMB" denote the lawful currency of the PRC.
(b)	"US$", "USD" and "US dollars" denote the lawful currency of the US.
1.4	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Ordinance (Cap. 623) (the "Third Parties Ordinance") to enforce or enjoy the benefit of any term of this Agreement.
(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver or Delegate may subject to this Clause 1.4 and the Third Parties Ordinance, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2
THE FACILITY

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a multicurrency term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards funding the repurchase of Listed Borrower Shares by the Borrower.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and
(b)	the Repeating Representations to be made by the Borrower are true in all material respects.
4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be US dollars or RMB.
(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, an amount which is not more than the Available Commitment and which is a minimum of US$10,000,000 or, if less, the Available Commitment; or
(ii)	if the currency selected is RMB, an amount which is a minimum of RMB70,000,000 or, if less, the Available Commitment.
5.4	Making of a Loan
(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clause 5.1 (Delivery of a Utilisation Request) to Clause 5.3 (Currency and amount) have been met, the Lender shall make the requested Loan to the Borrower on the Utilisation Date through its Facility Office.
(b)	The Lender shall determine the Base Currency Amount of each Loan which is to be made in RMB and shall notify the Borrower of the Base Currency Amount of each such Loan by the Specified Time.

5.5	Cancellation of Available Commitment

The Available Commitment which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT
6.1	Repayment of Loans

The Borrower shall repay each Loan made to it in full on the Repayment Date applicable to that Loan.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION
7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or it is or will become unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender notifying the Borrower, the Available Commitment will be immediately cancelled; and
(c)	the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Mandatory Prepayment – Capital Raising
(a)	If a Capital Raising occurs, the Borrower shall:
(i)	promptly notify the Lender; and
(ii)

(irrespective of whether or not the Borrower complies with its obligation under paragraph (a)(i) above) apply an amount equal to the Net Capital Raising Proceeds in relation to that Capital Raising towards prepayment of the Loans and payment of accrued interest and accrued Commitment Fee at the times and in the manner contemplated by Clause 7.4 (Order of prepayment).

(b)	For the purpose of this Clause 7.2:

"Capital Raising" means:

(i)	any capital or other finance raised by the Borrower or any other member of the Group which is secured by any of the Xinjiang Daqo Shares; or
(ii)

any other capital or finance raised by the Borrower or any other member of the Group in the international or any relevant domestic syndicated loan, debt, bank, capital or equity market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement).

"Net Capital Raising Proceeds" means, in relation to a Capital Raising, the total proceeds received or receivable by the Borrower or the relevant member of the Group from that Capital Raising less:

(i)

fees, commission, costs and expenses reasonably incurred by the Borrower or that member of the Group to a person which is not a member of the Group or an Affiliate of the Borrower in connection with that Capital Raising; and

(ii)	any Taxes incurred and required to be paid by the Borrower or that member of the Group in connection with that Capital Raising.

7.3Mandatory Prepayment – Distributions

The Borrower shall, after it receives any Distribution from Xinjiang Daqo ("Distribution Proceeds"), apply an amount equal to the Distribution Proceeds towards prepayment of the Loans and payment of accrued interest and accrued Commitment Fee at the times and in the manner contemplated by Clause 7.4 (Order of prepayment).

7.4Order of prepayment

Upon its receipt of any Net Capital Raising Proceeds or any Distribution Proceeds, the Borrower shall, promptly (and in any event within three Business Days) after such receipt, apply an amount equal to such Net Capital Raising Proceeds or (as the case may be) such Distribution Proceeds towards:

(a)	prepayment of the outstanding Loans (or part thereof); and
(b)	payment of accrued interest and accrued Commitment Fee on the outstanding Loans (or part thereof) so prepaid and Break Costs (if any),

provided that:

(i)

the amount of the Loans (or part thereof) so prepaid shall be of an amount such that the sum of the amounts as described in paragraphs (a) and (b) above shall equal such Net Capital Raising Proceeds or (as the case may be) such Distribution Proceeds; and

(ii)	any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order by reference to the Repayment Dates of the Loans.

7.5	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest and accrued Commitment Fee, on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Facility reduced or cancelled under this Agreement may be subsequently reinstated.
(f)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitment (equal to the Base Currency Amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST
8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is:

(a)	(if that Loan is made in the Base Currency) the aggregate of the applicable:
(i)	Margin; and
(ii)	Reference Rate; or
(b)	(if that Loan is made in RMB) the Fixed Interest Rate.
8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period applicable to that Loan.

8.3	Default interest
(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, [***] per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be [***] per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest on any Loan denominated in the Base Currency under this Agreement.
(b)	This Clause 8.4 shall not require the Lender to make any notification to the Borrower on a day which is not a Business Day.
9.	INTEREST PERIODS
9.1	Interest Periods
(a)	Subject to this Clause 9.1, the Interest Period for each Loan shall be three Months.
(b)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(a)	An Interest Period for a Loan shall not extend beyond the Repayment Date applicable to that Loan.
10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Term SOFR
(a)	Interpolated Term SOFR: If Term SOFR is not available for the Interest Period of a Loan in the Base Currency, the Reference Rate for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(b)	Cost of funds: If paragraph (a) above applies but the Interpolated Term SOFR is not available for the Interest Period of the relevant Loan, there shall be no Reference Rate for that Loan and Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.
10.2	Market disruption

If before 5 p.m. in Hong Kong on the Business Day immediately following the Quotation Day for the relevant Interest Period, the cost to the Lender of funding a Loan in the Base Currency from whatever source it may reasonably select would be in excess of the Market Disruption Rate then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds
(a)	If this Clause 10.3 applies, the rate of interest on the relevant Loan in the Base Currency for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and

(ii)

the rate notified to the Borrower by the Lender as soon as practicable and in any event within 15 Business Days of the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.3 applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.
(d)	If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:
(i)	the rate notified by the Lender to the Borrower pursuant to paragraph (a)(ii) above is less than the Market Disruption Rate; or
(ii)	the Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to the Lender of funding that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

10.4	Notification to Borrower

If Clause 10.3 (Cost of funds) applies, the Lender shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs
(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES
11.1	Commitment fee
(a)

The Borrower shall pay to the Lender, on each date on which any Loan made in the Base Currency (or any part thereof) is prepaid or repaid under this Agreement, a fee in the Base Currency computed at the rate of [***] per cent. per annum on the amount of that Loan (or part thereof) so prepaid or repaid for the period from (and including) the Utilisation Date of that Loan to (and including) the date of such prepayment or repayment.

(b)	No commitment fee is payable in respect of any Loan which is made in RMB.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES
12.1	Tax definitions
(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.
(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.
(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)

Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify the Lender against any such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	The Lender shall notify the Borrower of any claim under this Clause 12.3.
12.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and
(b)	within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect Tax
(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.
(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
13.	INCREASED COSTS
13.1	Increased costs
(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made after the date of this Agreement.

The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:
(i)

a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or any participation of the Lender in any Loan or Unpaid Sum.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrower.

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;
(ii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Tax definitions).
14.	MITIGATION BY THE LENDER
14.1	Mitigation
(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs), including in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
14.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;
(b)	investigating any event which it reasonably believes is a Default;
(c)	any information provided or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(d)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;
(e)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;
(f)	funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);
(g)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(h)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.3	Borrower's indemnity to the Secured Parties

The Borrower shall promptly indemnify each Secured Party and Delegate against any cost, loss or liability incurred by any of them:

(a)	as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security;
(ii)	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in it by the Finance Documents or by law or otherwise relating to any Charged Property;
(iii)	investigating any event which it reasonably believes is a Default;
(iv)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(v)	instructing lawyers, accountants, tax advisors or other professional advisors or experts as permitted under the Finance Documents; or
(b)	which otherwise relates to any of the Charged Property or the performance of the terms of the Finance Documents (otherwise than as a result of its gross negligence or wilful conduct).
16.	COSTS AND EXPENSES
16.1	Transaction expenses

The Borrower shall, within three Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.8 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1	Status
(a)	The Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.
(b)	The Borrower and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
17.2	Binding obligations
(a)	The obligations expressed to be assumed by the Borrower in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
(b)	Without limiting the generality of paragraph (a) above, each Transaction Security Document creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
17.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its and each of its Subsidiaries' constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.
17.4	Power and authority

The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

Except for registration of the Transaction Security Documents in accordance with Clause 17.6 (Registration requirements), all Authorisations required or desirable:

(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;
(b)	to make the Finance Documents to which the Borrower is a party admissible in evidence in its Relevant Jurisdictions (other than, in respect of the Cayman Islands, the payment of stamp duty referred to in Clause 17.9 (No filing or stamp taxes)); and
(c)	for the Borrower and its Subsidiaries to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

17.6	Registration requirements

Except for registration of the Transaction Security Documents which is referred to in any legal opinion delivered to the Lender under this Agreement, it is not necessary to file, register or record any Finance Document in any public place or elsewhere.

17.7	Governing law and enforcement
(a)	The choice of governing law of the Finance Documents to which the Borrower is a party will be recognised and enforced in the Relevant Jurisdictions of the Borrower.
(b)	Any judgment obtained in relation to a Finance Document to which the Borrower is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of the Borrower.
17.8	Deduction of Tax

The Borrower is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Except for registration fees associated with the registration of the Transaction Security Documents in accordance with Clause 17.6 (Registration requirements), it is not necessary under the law of the Relevant Jurisdictions of the Borrower that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, provided that stamp duty will be payable in respect of any Finance Document which is executed in or brought into the Cayman Islands.

17.10	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on each Obligor or any of its Subsidiaries or to which each Obligor (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.
17.11	No misleading information
(a)	All factual information provided by or on behalf of any member of the Group for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	Nothing has occurred or been omitted from the information referred to in paragraph (a) above and no information has been given or withheld that results in the information contained in the information referred to in paragraph (a) above being untrue or misleading in any material respect.
(c)	All information supplied by or on behalf of any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.
17.12	Financial statements
(a)

The financial statements of the Borrower most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)

The financial statements of the Borrower most recently supplied to the Lender (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent the consolidated financial condition and operations of the Group during the relevant financial year save to the extent expressly disclosed in such financial statements.

(c)

There has been no material adverse change in the business or financial condition of each Obligor (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date of this Agreement.

17.13	Pari passu ranking

The Borrower's payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened
(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any member of the Group.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal of any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any member of the Group or its assets.

17.15	Environmental compliance

Each member of the Group has performed and observed in all material aspects of all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

17.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

17.17	No Immunity

In any proceedings taken in the law of the jurisdiction of incorporation of an Obligor in relation to this Agreement, such Obligor will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.18	Private and commercial acts

Each Obligor's execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts done and performed for private and commercial purposes.

17.19	Authorised Signatures

Any person specified as an authorised signatory of an Obligor under Schedule 1 (Conditions Precedent) or paragraph (f) of Clause 18.3 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on that Obligor's behalf.

17.20	Ranking of Security

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

17.21	Good title to assets

Each Obligor and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.22	Ownership

As at the date of this Agreement:

(a)	the Shareholders (together) beneficially own, directly or indirectly, 20.1 per cent. of the issued share capital of the Borrower; and
(b)	the Borrower beneficially owns, directly or indirectly, 72.68 per cent. equity interests in Xinjiang Daqo.
17.23	Legal and beneficial ownership

The Borrower is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

17.24	Sanctions

None of the Obligors, the members of the Group and their respective directors, officers, agents, employees or Affiliates (together, the "Related Parties"):

(a)	is a Restricted Party;
(b)	is engaged in any activity that could trigger a designation of it as a Restricted Party; or
(c)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it, him or her with respect to Sanctions by any Sanctions Authority,

except with regard to paragraph (a) above that Xinjiang Daqo is listed on the Entity List maintained by BIS.

17.25	Anti-Corruption Laws and Anti-Terrorism Laws
(a)	Each of the Obligors, the members of the Group and their respective Related Parties are in compliance with applicable Anti-Corruption Laws and Anti- Terrorism Laws.
(b)

Each of the Obligors and the members of the Group has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Anti-Terrorism Laws.

17.26	Anti-Money Laundering Laws
(a)

The business of each of the Obligors and the members of the Group is, and has been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws in each of the jurisdictions in which it is incorporated, registered or domiciled (as the case may be) and of all jurisdictions in which it conducts business.

(b)

No action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving any Obligor or any member of the Group with respect to Anti-Money Laundering Laws is pending and, to the best of its knowledge and belief, no such actions, suits or proceedings are threatened or contemplated.

17.27	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Lender, as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year.

18.2	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using the applicable GAAP.
18.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by any Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;
(b)	promptly, any announcement, notice or other document relating specifically to any Obligor posted onto any electronic website maintained by any stock exchange on which shares in or other securities of any Obligor are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of any Obligor;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;
(d)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of the Finance Documents;
(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request;
(f)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories; and
(g)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any member of the Group or its assets and which is reasonably likely to have a Material Adverse Effect.
18.4	Notification of default
(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.5	"Know your customer" checks

The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

19.	FINANCIAL COVENANT

The Borrower shall ensure that at any time, the ratio borne by:

(a)	the USD Equivalent of the product of the Share Price as at the most recent Trading Day and the number of Xinjiang Daqo Shares beneficially owned, directly or indirectly, by the Borrower;

to

(b)	the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) any other amount (including interest, fees and expenses) accrued but unpaid under the Finance Documents at that time,

shall not be lower than [***].

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations
(a)	The Borrower shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdictions of any Finance Document.

(b)	The Borrower shall promptly make the registrations and comply with the other requirements specified in Clause 17.6 (Registration requirements).
20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

In this Clause 20.4, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.
(b)	The Borrower shall not (and shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into or permit to subsist any title retention arrangement;
(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)

any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned; or

(iii)	any Security or Quasi-Security created pursuant to any Finance Document.
20.5	Disposals
(a)

The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of trading of the disposing entity;
(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose; or
(iii)	which is made with the prior written consent of the Lender.
20.6	Merger
(a)	The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 20.5 (Disposals).
20.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

20.8	Environmental compliance

The Borrower shall (and shall ensure that each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.9	Environmental Claims

The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group, or
(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

20.10	Financial Indebtedness
(a)	The Borrower shall not incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness incurred pursuant to any Finance Documents;
(ii)

any Financial Indebtedness owing to any direct or indirect shareholder, or any Holding Company, of the Borrower (collectively, "Shareholder Loans"), provided that such Financial Indebtedness shall be subordinated to the Financial Indebtedness incurred pursuant to the Finance Documents on terms which are in form and substance satisfactory to the Lender; or

(iii)	any Financial Indebtedness incurred with the prior written consent of the Lender.
20.11	Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.12	Distributions

The Borrower shall not:

(a)	declare or make or pay any Distribution;
(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of its shareholders or Affiliates;
(d)	redeem, repurchase, retire or repay any of its share capital or resolve to do so; or
(e)	make any payment in respect of any Shareholder Loan.
20.13	Designated Accounts
(a)	The Borrower shall at all times maintain each of the Designated Accounts with the Lender.
(b)	The Borrower shall:
(i)	procure that Xinjiang Daqo will, in respect of any Distributions payable to the Borrower, make such Distributions by making payment:
(A)	through an account opened and maintained by Xinjiang Daqo with China Merchants Bank Co., Ltd., Shanghai Branch; and
(B)	to the relevant Designated Account; and

(ii)

(irrespective of whether or not Xinjiang Daqo is so procured by the Borrower) deposit or procure to be deposited all Distribution Proceeds into the relevant Designated Account, pending application towards prepayment of the Loans and payment of other outstanding amounts under the Finance Documents in accordance with Clause 7.3 (Mandatory Prepayment – Distributions).

(c)

The Borrower shall ensure that on and at all times after the first Utilisation Date, the amount standing to the credit of each Designated Account (excluding any credit balance thereof which is attributable to Distribution Proceeds) is not less than the applicable Required IRA Balance.

(d)	The Borrower shall not withdraw any amount from any Designated Account, except:
(i)	with the prior written consent of the Lender;
(ii)

(if and to the extent that such amount is attributable to Distribution Proceeds) for prepayment of the Loans and payment of other outstanding amounts under the Finance Documents in accordance with Clause 7.3 (Mandatory Prepayment – Distributions); or

(iii)

(if and to the extent that such amount is not attributable to Distribution Proceeds) for payment of interest accrued on any of the Loans pursuant to and in accordance with the terms of this Agreement, provided that the amount standing to the credit of each Designated Account (excluding any such amount that is attributable to Distribution Proceeds) will not fall below the applicable Required IRA Balance as a result of such withdrawal.

(e)

Any determination by the Lender as to whether an amount standing to the credit of a Designated Account is or is not attributable to Distribution Proceeds is, in the absence of manifest error, conclusive evidence of such matter.

20.14	Repurchase of Listed Borrower Shares

The Borrower shall:

(a)	ensure that any repurchase of Listed Borrower Shares shall be made through open market purchases in accordance with all applicable regulations of the New York Stock Exchange; and
(b)	by no later than the date falling five Business Days after the end of each calendar quarter, supply to the Lender information about the repurchase of Listed Borrower Shares by the Borrower, including:
(i)	the amount of Listed Borrower Shares repurchased by the Borrower during such calendar quarter; and
(ii)	the Aggregate Repurchase Consideration paid or made by the Borrower as at the end of such calendar quarter.

20.15	Repayment Arrangement

The Borrower shall, no later than the date falling two Months before the Repayment Date of each Loan, supply to the Lender information (in form and substance satisfactory to the Lender) about the source of funds which will be used to repay that Loan and all other outstanding amounts in relation to that Loan under the Finance Documents on that Repayment Date.

20.16	Sanctions
(a)

The Borrower shall not (and shall ensure that no other Obligor or member of the Group will), directly or indirectly, use the proceeds of the Loans (or lend, contribute or otherwise make available such proceeds to any person):

(i)

to fund or facilitate any activities or business of, with or related to (or otherwise make funds available to or for the benefit of) any person, who is a Restricted Party or who is otherwise the subject of Sanctions; or

(ii)	in any manner or for any purpose:
(A)	that is prohibited by Sanctions:
(1)	applicable to any Party or any of its Affiliates; or
(2)	under the law governing any Finance Document; or
(B)	that would result in a violation of Sanctions by any Party or any of its Affiliates.
(b)

Without limiting the generality of paragraph (a) above, the Borrower shall ensure that none of the proceeds of the Loans will, directly or indirectly, be lent, contributed, or otherwise made available to Xinjiang Daqo or any other person (i) to fund, or in furtherance of, any dealings in US-origin goods or other items which may be subject to US export control licensing requirements or any other activity prohibited by the EAR, or (ii) otherwise to violate the EAR in any way.

20.17	Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws
(a)

The Borrower shall not (and shall ensure that no other Obligor or member of the Group will) directly or indirectly use the proceeds of the Loans for any purpose which would breach any applicable Anti-Corruption Laws, Anti- Terrorism Laws or Anti-Money Laundering Laws.

(b)	The Borrower shall (and shall ensure that each other Obligor and member of the Group will):
(i)

conduct its businesses in compliance with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws; and maintain policies and procedures designed to promote and achieve compliance with such laws; and

(ii)

comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws and shall take all actions necessary or which may be reasonably required by the Lender to comply with any applicable Anti-Corruption Laws, Anti-Terrorism Laws and Anti- Money Laundering Laws.

20.18	Further Assurance
(a)

The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in its favour or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Secured Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Lender or the Secured Parties Security over any property or assets of the Borrower located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)

The Borrower take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Secured Parties by or pursuant to the Finance Documents.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.18 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable. unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.

21.2	Specific covenants

Any requirement of Clause 19 (Financial Covenant), Clause 20.13 (Designated Accounts), Clause 20.16 (Sanctions) or Clause 20.17 (Anti-Corruption Laws, Anti- Terrorism Laws and Anti-Money Laundering Laws) is not satisfied.

21.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Specific covenants)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of, or guaranteed by, any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD20,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency
(a)

A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.
21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;
(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

21.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

21.9	Unlawfulness
(a)

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)

Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender or any other Secured Party under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

21.10	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

21.11	Moratorium on External Indebtedness

The government of the PRC, central bank of the PRC or any Governmental Agency of the PRC declares a moratorium, standstill or similar suspension of payments in respect of its External Indebtedness or the External Indebtedness of any person incorporated, domiciled, resident or situated in the PRC.

21.12	Cessation of business

An Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.13	Change of control
(a)	Any of the following events or circumstances occurs:
(i)	the Shareholders together do not, or cease to:
(A)	beneficially own, directly or indirectly, at least 20.1 per cent of the issued share capital of the Borrower; or
(B)	control the Borrower; or
(ii)	the Borrower does not, or ceases to, beneficially own, directly or indirectly, at least 70 per cent. of the equity interests in Xinjiang Daqo.
(b)

For the purposes of paragraph (a) above, "control" of a company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to direct the affairs of such company or to appoint and remove the majority of the members of the board of directors or equivalent body of such company.

21.14	Authorisation for Distributions by Xinjiang Daqo

The Borrower fails to, on or before the date falling eight Months from the first Utilisation Date, provide evidence (in form and substance satisfactory to the Lender) that Xinjiang Daqo has obtained all the requisite Authorisations under all applicable laws and regulations (including PRC law) for the purposes of making payment of Distributions to persons which are located outside the PRC.

21.15	Listing

Any of the following events occurs:

(a)	the delisting of the Borrower Shares or the Xinjiang Daqo Shares from the relevant Stock Exchange; or
(b)

the trading of the Borrower Shares or the Xinjiang Daqo Shares on the relevant Stock Exchange is suspended (other than by reason of a disruption of a technical or systems-related nature to the operations of the relevant Stock Exchange) for at least seven consecutive Trading Days.

21.16	Aggregate Repurchase Consideration

At any time on and from the date falling six Months from the first Utilisation Date, the aggregate outstanding principal amount of the Loans at that time exceeds an amount which equals [***] per cent. of the Aggregate Repurchase Consideration at that time.

21.17	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes might have a Material Adverse Effect.

21.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may, by notice to the Borrower:

(a)	cancel the Facility, whereupon the Facility shall immediately be cancelled;
(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 8
CHANGES TO PARTIES

22.	CHANGES TO THE PARTIES
22.1	Assignments by the Lender

Subject to this Clause 22, the Lender (the "Existing Lender") may

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for any assignment or transfer by the Lender, unless:
(i)	the assignment or transfer is to an Affiliate of the Existing Lender; or
(ii)	an Event of Default is continuing.
(b)

The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed or subject to unreasonable conditions. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)

An assignment will only be effective on receipt by the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower, acting reasonably) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was the original Lender.

(d)

In the event the Lender assigns or transfers to a New Lender part only but not all of its rights and/or obligations under the Finance Documents and in respect of the Transaction Security, the Lender shall promptly notify the Borrower and the Borrower shall (and shall procure that the other Obligor will) negotiate in good faith with the Lender and the New Lender in relation to the necessary amendments required to the terms of the Finance Documents provided that (i) the relevant assignment or transfer shall only become effective after any such necessary amendments are agreed between the Lender and the Obligors in writing and (ii) all reasonable costs and expenses incurred by the Obligors (including legal costs) in relation to facilitating such assignment or transfer shall be borne in full by the Lender and the Lender shall reimburse all such costs and expenses to the Obligors concerned upon demand.

(e)

In the event the Lender assigns or transfers to a New Lender all of its rights and/or obligations under the Finance Documents and in respect of the Transaction Security, the Lender shall promptly notify the Borrower.

22.3	Limitation of responsibility of the Lender
(a)	Unless expressly agreed to the contrary, the Lender makes no representations or warranty and assumes no responsibility to the New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor or any other person;
(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Lender that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and any other person in connection with this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount it or may be outstanding under the Finance Documents or any commitment is in force.

(c)	Nothing in any Finance Document obliges the Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22 (Changes to the Parties); or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance of any Obligor or any other person of its obligations under the Finance Documents or otherwise.
22.4	Security over Lender's rights

In addition to the other rights provided to Lenders under this Clause 22, the Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.5	Assignments and transfers by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

23.	DISCLOSURE OF INFORMATION
23.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 23.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

23.2	Disclosure of Confidential Information

The Lender may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more

Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 26.3 (Delivery));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.4 (Security over Lender's rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential

Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)

to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

23.3	Entire Agreement

This Clause 23.3 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

23.4	Inside Information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

23.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 23.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 23.
23.6	Continuing obligations

The obligations in this Clause 23 are continuing, and in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and the Facility has been cancelled or otherwise cease to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.

SECTION 9
ADMINISTRATION

24.	PAYMENT MECHANICS
24.1	Payments to the Lender
(a)

On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender specifies.
24.2	Payments to the Borrower

On each date on which this Agreement requires an amount to be paid by the Lender, the Lender shall make the same available to the Borrower in such funds and to such account with such bank as the Borrower shall, in each case, specify from time to time.

24.3	Distributions to the Borrower

The Lender may (with the consent of the Borrower or in accordance with Clause 25 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Partial payments
(a)

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)

first, in or towards payment or other discharge pro rata of any unpaid fees, remuneration, costs and expenses of, other amounts owing to, and any liabilities incurred by the Lender, any Receiver or any Delegate, under, and in, or incidental to, the exercise of any of its powers under, the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
24.5	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.6	Business Days
(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.7	Currency of account
(a)	Subject to paragraphs (b) and (c) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
24.8	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

24.9	Disruption to payment systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)

the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in the opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and waivers); and

(d)

the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.9.

25.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES
26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with the name of the Borrower below; and
(b)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Borrower may notify to the Lender (or the Lender may notify to the Borrower, if a change is made by the Lender) by not less than five Business Days' notice.

26.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)	if by way of fax, only when received in legible form; or
(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each other Obligor.
(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.4	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between those two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by an Obligor to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 26.4.
26.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES
27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of a Finance Document may be amended or waived only with the consent of the Lender and the Obligor(s) party to that Finance Document and any such amendment or waiver will be binding on all Parties.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW

This Agreement is governed by the laws of Hong Kong.

33.	ENFORCEMENT
33.1	Jurisdiction of Hong Kong courts
(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 33.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints The Law Debenture Corporation (H.K.) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 33.2.

33.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and
(e)

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT

1.	Obligors
(a)	A copy of the constitutional documents and (if applicable) statutory registers of each Obligor.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)

A certificate from the Borrower (signed by a director) confirming that borrowing or securing, as appropriate, the Commitment would not cause any borrowing, security or similar limit binding on it to be exceeded.

(e)

A certificate of the Borrower (signed by a director) certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	In respect of each Obligor incorporated in the Cayman Islands, a certificate of good standing issued by the Registrar of Companies in Cayman Islands.
2.	Finance Documents
(a)	The following Finance Documents, each duly entered into by the Obligor party thereto:
(i)	this Agreement;
(ii)	the Charge over Accounts; and
(iii)	the Xinjiang Daqo Undertaking.
(b)	All documents and evidence (if any) required, pursuant to the terms of the Charge over Accounts, to be delivered prior to the first Utilisation Date.

3.	Legal opinions
(a)	A legal opinion in relation to Hong Kong law from Clifford Chance addressed to the Lender.
(b)	A legal opinion as to Cayman Islands law from Walkers (Singapore) Limited Liability Partnership addressed to the Lender.
(c)	A legal opinion as to PRC law from Zhong Lun Law Firm addressed to the Lender.
(d)	A legal memorandum from Clifford Chance US LLP addressed to the Lender.
4.	Other documents and evidence
(a)

Evidence that the aggregate net amount of Distributions which will be receivable by the Borrower from Xinjiang Daqo during the financial year ended 31 December 2023 would exceed the sum of (i) the Commitment and (ii) all other amounts which are or will become due and payable by the Borrower under or in connection with the Finance Documents (including interest, fees and other amounts), assuming that the Facility will be fully utilised.

(b)	Evidence that:
(i)	each Designated Account has been opened by the Borrower with the Lender; and
(ii)

the amount standing to the credit of each Designated Account (excluding any amount that is attributable to Distribution Proceeds) is, or will on the first Utilisation Date be, no less than the applicable Required IRA Balance.

(c)	Evidence that any process agent referred to in Clause 33.2 (Service of process), has accepted its appointment.
(d)	Satisfactory completion by the Lender of due diligence, and "know your customer", anti-money laundering and/or similar checks that the Lender considers appropriate in respect of the Borrower.
(e)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	The Original Financial Statements.
(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 2
UTILISATION REQUEST

From:[Borrower]

To:[Lender]

Dated:

[Borrower] – [●] Facility Agreement
dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[USD]/[RMB]
Amount:	[] or, if less, the Available Commitment
First Interest Period:	Three Months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.

authorised signatory for
[name of Borrower]

SCHEDULE 3
TIMETABLES

Function	Day/Time
	LoansinBase Currency	Loans in RMB
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U – 2, 10 a.m.	U – 2, 10 a.m.
Lender determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under paragraph (b) of Clause 5.4 (Making of a Loan)	Not applicable	U – 1, 10 a.m.
Reference Rate is fixed	The day falling two US Government Securities Business Days prior to the proposed Utilisation Date, prior to 5 p.m. (New York time)	Not applicable

"U"=date of the applicable Utilisation or, if applicable, in the case where the applicable Loan that has already been made, the first day of the applicable Interest Period.

"U - X"=X Business Days prior to U.

EXECUTION
PAGE

Signed by:	/s/ Longgen Zhang
Address:	[***] [***]
Attention:	[***]

DAQO NEW ENERGY CORP.

FACILITY AGREEMENT

The Lender
CHINA MERCHANTS BANK CO., LTD., HONG KONG BRANCH

Signed by:	/s/ Renee Yu
/s/ Ernest Ngan
Address:	[***]
Fax:	[***]
Attention:	[***]

DAQO NEW ENERGY CORP.

FACILITY AGREEMENT